Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our audit report dated February 22, 2010, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 26, 2009 and December 27, 2008 and the related Consolidated Statements of Income, Cash Flows and Equity for each of the fiscal years in the three-year period ended December 26, 2009, and the effectiveness of internal control over financial reporting as of December 26, 2009, which report appears in the December 26, 2009 annual report on Form 10-K of PepsiCo, Inc.

Our report dated February 22, 2010 refers to a change in the methods of accounting for business combinations and for noncontrolling interests in 2009.

/s/ KPMG LLP

New York, New York

February 26, 2010